Exhibit 10.3

EXECUTION VERSION

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

Internal Reference: 836047

June 11, 2019

To: Vonage Holdings Corp.
23 Main Street
Holmdel, New Jersey 07733
Attention: Randy K. Rutherford, Chief Legal Officer
Telephone No.:
Mobile No.:
Email:

Re: Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Deutsche Bank AG, London Branch (“Dealer”) and Vonage Holdings Corp. (“Counterparty”) as of the Trade Date specified below (the “Transaction”).

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934.  DEUTSCHE BANK SECURITIES INC.  (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

Chairman of the Supervisory Board: Paul Achleitner.
Management Board: Christian Sewing (Chairman), Garth Ritchie, Karl von Rohr, Frank Kuhnke, Stuart Lewis, Sylvie Matherat, James von Moltke, Werner Steinmüller, Frank Strauß.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank and the BaFin, Germany’s Federal Financial Supervisory Authority) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by the BaFin, and is subject to limited regulation in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority.

Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany, Local Court of Frankfurt am Main, HRB No. 30 000; Branch Registration in England and Wales BR000005 and Registered Address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. (Details about the extent of our authorisation and regulation in the United Kingdom are available on request or from www.db.com/en/content/eu_disclosures.htm)

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated June 11, 2019 (the “Offering Memorandum”) relating to the 1.75% Convertible Senior Notes due 2024 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 300,000,000 (as increased by up to an aggregate principal amount of USD 45,000,000 if and to the extent that the Initial Purchasers (as defined herein) exercise  their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated June 14, 2019, between Counterparty and Wilmington Trust, National Association, as trustee (the “Indenture”).  In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern.  The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation.  The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties.  Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 10.01(k) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 10(i)(iii) below) unless the parties agree otherwise in writing.  For the purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.            This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date, (ii) in respect of Section 5(a)(vi) of the Agreement, (a) the “Cross Default” provisions shall apply to Dealer and Counterparty, with a “Threshold Amount” of USD $10 million for Counterparty and a “Threshold Amount” of three percent of the shareholders’ equity of Dealer’s ultimate parent as of the Trade Date for Dealer, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such section and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”, and (iii) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business).  In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.            The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	June 11, 2019

Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date, subject to Section 10(w).

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.001 per share (Exchange symbol “VG”).

Number of Options:	300,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	20.00%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 59.8256

Strike Price:	USD 16.7153

Cap Price:	USD 23.4600

Premium:	USD 4,926,000.00

Premium Payment Date:	June 14, 2019

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.04(i) and Section 14.03 of the Indenture.

Procedures for Exercise.

Conversion Date:
With respect to any conversion of a Convertible Note (other than any conversion of Convertible Notes with a Conversion Date occurring prior to the Final Conversion Period Start Date (any such conversion, an “Early Conversion”), to which the provisions of Section 10(i)(i) of this Confirmation shall apply), the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture (such Convertible Notes, the “Relevant Convertible Notes” for such Conversion Date).

Final Conversion Period Start Date:
The 105th Scheduled Valid Day immediately preceding the Expiration Date; provided that if (x) Counterparty is not required to deliver a Notice of Final Settlement Method or (y) the Notice of Final Settlement Method does not specify that either of Settlement in Shares or Low Cash Combination Settlement applies to the settlement of the related Convertible Notes, in either case, the Final Conversion Period Start Date shall be the 55th Scheduled Valid Day immediately preceding the Expiration Date.

Expiration Time:	The Valuation Time

Expiration Date:	June 1, 2024, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:
Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the Final Conversion Period Start Date, in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to the number of Relevant Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options relating to Relevant Convertible Notes, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount (as defined below) is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) (which, for the avoidance of doubt, may be by mail with a copy sent by email in accordance with Section 7 below) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the 105th Scheduled Valid Day immediately preceding the Expiration Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Relevant Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Relevant Convertible Notes (the “Specified Cash Amount”) and if Counterparty fails to timely provide such Notice of Final Settlement Method, it shall be deemed to have provided a Notice of Final Settlement Method indicating that the Relevant Settlement Method is Net Share Settlement and that the settlement method for the related Relevant Convertible Notes is a combination of cash and shares with a Specified Cash Amount of USD 1,000.  Counterparty acknowledges and agrees that it shall settle any Relevant Convertible Notes in the same manner as provided in the Notice of Final Settlement Method it provides or is deemed to have provided hereunder. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes that is not Net Share Settlement with a Specified Cash Amount of USD 1,000 that applies pursuant to Section 14.02(a)(iii) of the Indenture.

Valuation Time:
At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:
For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i)    if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii)    if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii)    if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:
If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:
If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)
cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)
Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:
If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:
For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero.  In no event will the Daily Option Value be less than zero.

Applicable Limit:
For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Relevant Convertible Note upon conversion of such Relevant Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Relevant Convertible Note upon conversion of such Relevant Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page VG <equity> (or any successor thereto).

Valid Day:
A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:
A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading.  If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:
On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page VG <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:
For any Option, the 50 consecutive Valid Days commencing on, and including, the 51st Scheduled Valid Day immediately prior to the Expiration Date; provided that if the Notice of Final Settlement Method for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Relevant Convertible Note, the Settlement Averaging Period shall be the 100 consecutive Valid Days commencing on, and including, the 101st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:
The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”.  “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:
Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.            Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:
Notwithstanding Section 11.2(e) of the Equity Definitions (which Section shall not apply for purposes of the Transaction, except as provided in Section 10(y) below), a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture).  For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the third sentence of the second paragraph of Section 14.04(c) of the Indenture or the third sentence of the second paragraph of Section 14.04(d) of the Indenture).

Method of Adjustment:
Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (which Section shall not apply for purposes of the Transaction, except as provided in Section 10(y) below), upon any Potential Adjustment Event, the Calculation Agent shall make an adjustment to any one or more of the Strike Price, the Option Entitlement, the Relevant Price and/or other applicable price with respect to the Shares and the composition of the “Shares” hereunder, in each case, corresponding to the applicable adjustment required to be made pursuant to the Indenture.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i)
if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine in good faith and a commercially reasonable manner the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make a commercially reasonable adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event;

(ii)
in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (to account solely for hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii)
if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (to account solely for hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:
Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 14.07 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequences of Merger Events/
Tender Offers:
Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions (which Sections shall not apply for purposes of the Transaction except as provided in Section 10(y) below), upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion.

Consequences of Announcement Events:
Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, and if it determines that making the relevant adjustment would be commercially reasonable, shall adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement; provided that in no event shall the Cap Price be adjusted to be less than the Strike Price.  An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:
(w) The public announcement by Issuer, any Valid Third-Party Entity and/or any of their respective affiliates of a Merger Event or Tender Offer or any transaction or event or series of transactions and/or events that, if consummated, would lead to a Merger Event or Tender Offer (as determined by the Calculation Agent), (x) Issuer or any of its affiliates makes a public announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event, Tender Offer or Transformative Transaction (as defined below), (y) there occurs a public announcement by (1) any Valid Third-Party Entity, (2) Issuer or (3) any of their respective affiliates, in each case, of any potential acquisition or disposal by Issuer and/or its subsidiaries where the aggregate consideration payable or receivable exceeds 33% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”)  or (z)  there occurs any subsequent public announcement of a change to a transaction, intention or event that is the subject of an announcement of the type described in clause (w), (x) or (y) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction, intention or event or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction, intention or event, in each case, whether such announcement is made by Issuer, a Valid Third-Party Entity or their respective affiliates) as determined by the Calculation Agent (any event described in clause (w), (x), (y) or (z), an “Announcement Event”). For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction, intention or event shall not preclude the occurrence of a later Announcement Event with respect to such transaction, intention or event. For purposes of this definition of “Announcement Event”, (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “20%” in the third line thereof.

Valid Third-Party Entity:
In respect of any transaction or event, any third party whose announcement is reasonably determined by the Calculation Agent to have had a material economic effect on the Shares and/or options relating to the Shares.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iv) adding the words “provided that, in the case of clause (Y) hereof where such determination is based on Dealer’s policies and procedures, such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner;” after the semi-colon in the last line thereof.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)
Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof:  “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)
Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof,  after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:
For all applicable Extraordinary Events, Dealer; provided that, when making any determination or calculation as “Determining Party,” Dealer shall do so in good faith and in a commercially reasonable manner.  Following any determination or calculation by Determining Party hereunder, upon a written request by Counterparty (which may be by email), Determining Party will promptly (but in any event within five Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that may be proprietary or confidential or subject to an obligation not to disclose such information.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent for so long as such Event of Default is continuing, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent will promptly (but in any event within five Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is proprietary or confidential or subject to an obligation not to disclose such information. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

5.            Account Details.

(a)	Account for payments to Counterparty:

Bank: JP Morgan Chase
ABA#
Acct No.:
Bank Account name: Vonage Holdings Corp

Account for delivery of Shares to Counterparty:

American Stock Transfer & Trust Company, LLC
Account Number:
Name of Account: Vonage Holdings Corp “Book Treasury Only”
Company Number

(b)	Account for payments to Dealer:

Bank: Bank of New York
SWIFT: IRVTUS3N
ABA#:
Acct Name: Deutsche Bank Securities Inc.Acct No.:

Account for delivery of Shares from Dealer:

To be advised.

6.            Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: London

7.            Notices.

(a)	Address for notices or communications to Counterparty:

Vonage Holdings Corp.
23 Main Street
Holmdel, New Jersey 07733
Attention:  Randy K. Rutherford, Chief Legal Officer
Telephone No.:
Mobile No.:
Email:

(b)	Address for notices or communications to Dealer:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

Attn:	Faiz Khan
Telephone:	+1 (212) 250-0668
Email:	faiz.khan@db.com
equity-linked.notifications@list.db.com

8.            Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of June 11, 2019, between Counterparty and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representative of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.  Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)
Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)
In lieu of the representation set forth in Section 3(a)(iii) of the Agreement, neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by‑laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)
No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)
Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)
Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)
To the knowledge of Counterparty, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of common equity securities of a U.S. incorporated corporation listed on the Exchange by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.

(h)
Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities under, or in connection with, the Transaction; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(i)
Counterparty hereby represents and warrants to, and covenants and agrees with, Dealer that (x) none of Dealer or any of its affiliates shall be considered an “Acquiring Person” (as defined in the Tax Benefits Preservation Plan between Counterparty and American Stock Transfer & Trust Company, LLC, dated as of June 7, 2012, as amended from time to time (the “Rights Plan”)) as a result of, or in connection with, any of Dealer’s Hedging Activities in, or linked to, or otherwise relating to, Counterparty’s securities (including purchases of Shares) in connection with the Transaction, (y) such Hedging Activities in, or linked to, or otherwise relating to the Counterparty’s securities (including purchases of Shares) shall not trigger a “Distribution Date” under the Plan and (z) Counterparty’s board of directors will interpret the relevant provisions of the Rights Plan, and make related calculations and determinations thereunder, in accordance with the foregoing.

9.            Representation and Warranty by the Dealer.

Dealer hereby represents and warrants to Counterparty on the date hereof and on and as of the Premium Payment Date, that Dealer is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act) other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act.

10.            Other Provisions.

(a)
Opinions.  On or prior to the Premium Payment Date, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, substantially in the form provided to Dealer prior to the Trade Date. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)
Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 216,958,348 (in the case of the first such notice) or (ii) thereafter more than 20,636,620 less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Counterparty may provide Dealer advance notice on or prior to any such day, including the maximum number of Shares that may be repurchased under a repurchase program entered into in reliance or Rule 10b5-1(c) and the approximate period in which such purchases may occur, to the extent it expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (and in such case, any such advance notice shall be deemed a Repurchase Notice to the maximum extent of repurchases set forth in such advance notice as if Counterparty had executed such repurchases); provided further that, if such repurchase, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice.  Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities reasonable and documented out-of-pocket and expenses (including reasonable attorney’s fees of one outside counsel in each relevant jurisdiction), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other out-of-pocket expenses incurred (and supported by invoices or other documentation setting forth in reasonable detail such expenses) in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding.  Counterparty shall not be liable to the extent that the Indemnified Person fails to notify Counterparty within a commercially reasonable period of time after any action is commenced against it in respect of which indemnity may be sought hereunder (it being understood that any such notice delivered within 30 calendar days of the commencement of any such action shall be deemed to have been delivered within a commercially reasonable period of time for such purpose), but only to the extent that Counterparty is materially prejudiced by such failure to provide such notice. In addition, Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  Counterparty shall not be liable for any losses, claims, damages or liabilities (or expenses relating thereto) of any Indemnified Person that result from the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Person (in each case, as conclusively determined by a court of competent jurisdiction in a final and non-appealable judgment). If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)
Regulation M.  Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)
No Manipulation.  Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)
Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)
With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 10(b) or any obligations under Section 10(o) or 10(t) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended, the “Code”);

(C)
Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)
Dealer will not, as a result of such transfer and assignment, be required to pay or deliver to the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)
Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all commercially reasonable costs and expenses, including commercially reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)
Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent (but with written notice to Counterparty within a commercially reasonable period of time of such transfer or assignment), to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent (provided that in connection with any assignment or transfer pursuant to clause (A)(2) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement) or (B) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed), to any other third party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives and that has a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer or assignment and (2) A- by S&P Global Ratings or its successor (“S&P”), or A3 by Moody’s Investors Service, Inc. or is successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, in the case of any transfer or assignment described in clause (A) or (B) above, (I) such a transfer or assignment shall not occur unless an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment; (II) at the time of such transfer or assignment either (i) each Dealer and the transferee in any such transfer or assignment is a “dealer in securities” within the meaning of Section 475(c)(1) of the Code or (ii) the transfer or assignment does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code; and (III) after any such transfer or assignment (a) Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any Tax, receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment, (b) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (c) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to make any necessary determinations pursuant to clauses (II)(a) and (b) of this proviso. If at any time at which (A) the Section 16 Percentage exceeds 4.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 10(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)
Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates (each, a “Dealer Designated Affiliate”) to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided that, to the extent applicable, such Dealer Designated Affiliate shall comply with the provisions of the Transaction in the same manner as Dealer would have been required to comply.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such Dealer Designated Affiliate fully performs the obligations designated by Dealer to such Dealer Designated Affiliate under this Section 10(e)(iii).

(f)
Staggered Settlement.  If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)
in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which shall be on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)
the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)
if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Reserved.]

(h)	[Reserved.]

(i)	Additional Termination Events.

(i)
Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder:

(A)
Counterparty shall, within five Scheduled Trading Days of the “Conversion Date” (as defined in the Indenture) for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”) and the anticipated settlement date, and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i);

(B)
upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall correspond to a settlement date in respect of the Affected Number of Options (as defined below) that occurs on or as promptly as reasonably practicable after the related conversion settlement date for the Affected Convertible Notes for such Early Conversion) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes and (y) the Number of Options as of the Conversion Date for such Early Conversion;

(C)
any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 10(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this Section 10(i)(i)(C) as if, solely for the purpose of electing the settlement method, Counterparty were not the Affected Party); provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion thereof and (ii) the number of Shares delivered (if any) to the Holder of an Affected Convertible Note upon conversion thereof, multiplied by the Applicable Limit Price on the settlement date for the cash to be paid and/or the Shares to be delivered to the Holders (as defined in the Indenture) of such Affected Convertible Note, minus (y) USD 1,000;

(D)
for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(ii)
Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the Convertible Notes becoming or being declared due and payable pursuant to the terms of the Indenture, then such acceleration shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)
Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 10.01(k) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture), in each case, without the consent of Dealer.

(iv)
Within five Scheduled Trading Days following any Repayment Event (as defined below) with respect to any Convertible Notes (the “Repayment Event Notes”), Counterparty shall notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that any such Repayment Notice shall contain a repetition by Counterparty of the representation and warranty set forth in Section 8(f) hereunder as of the date of such Repayment Notice and an acknowledgment by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of such Repayment Notice. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 10(i)(iv). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall correspond to a settlement date in respect of the Repayment Options (as defined below) that occurs on or as promptly as reasonably practicable after the related repurchase settlement date for the Repayment Event Notes for the relevant repayment event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) no adjustments to the Conversion Rate have occurred pursuant to an Excluded Provision, (4) the corresponding Convertible Notes remain outstanding, (5) the relevant Repayment and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred and (6) the terminated portion of the Transaction were the sole Affected Transaction. “Repayment Event” means that (i) any Convertible Notes are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (other than as a result of an acceleration of the Convertible Notes that results in an Additional Termination Event pursuant to Section 10(i)(ii)), or (iv) any Convertible Notes are exchanged by or for the benefit of the “Holders” (as defined in the Indenture) thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes (whether into cash, Shares, “Reference Property” (as defined in the Indenture) or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(j)	Amendments to Equity Definitions.

(i)
Solely in respect of adjustments to the Cap Price pursuant to Section 10(y), Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for the Company’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Company’s own operations”.

(ii)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

(iii)
Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(k)
Setoff.  The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party under any other agreement between parties hereto, by operation of law or otherwise.

(l)
Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event (other than on adjustments made by reference to the Indenture), the Calculation Agent shall make such adjustment in a commercially reasonable manner by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable hedge position.

(m)
Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and Section 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:
If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:
One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent. If such Nationalization, Insolvency, or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.  “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(n)
Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)
Registration.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement customary for a registered secondary offering of a similar size in respect of a similar issuer; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a similar size in respect of a similar issuer, in form and substance reasonably satisfactory to Dealer, in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement, or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), reasonably requested by Dealer.

(p)
Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)
Right to Extend.  Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in the case of clause (i), in its commercially reasonable judgment or, in the case of clause (ii), based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the stock loan market or other relevant market or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures adopted by Dealer in good faith so long as such policies and procedures are generally applicable in similar situations and applied in a non-discriminatory manner; provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 100 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(r)
Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)
Securities Contract; Swap Agreement.  The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)
promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)
(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(u)
Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)
Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(w)
Early Unwind. In the event the sale of the “Firm Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 10(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, subject to the proviso included in this Section 10(w), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged

(x)
Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y)
Other Adjustments Pursuant to the Equity Definitions.  Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 10(j)(i) or, if applicable, by the definition of “Announcement Event”), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent shall determine in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so, may, in its commercially reasonable discretion, adjust the Cap Price to preserve the fair value of the Options to Dealer; provided that in no event shall the Cap Price be less than the Strike Price; provided further that any adjustment to the Cap Price made pursuant to this Section 10(y) shall be made without duplication of any other adjustment hereunder (including, for the avoidance of doubt, adjustment made pursuant to the provisions opposite the captions “Method of Adjustment,” “Consequences of Merger Events / Tender Offers” and “Consequence of Announcement Events” in Section 3 above).

(z)
FATCA Withholding.  “Tax” and “Indemnifiable Tax,” each as defined in Section 14 of the Agreement, shall not include any  withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”).  For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(aa)
HIRE Act.  To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein.  The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.  For greater certainty, if there is any inconsistency between this provision and the provisions contained in any other agreement between the parties with respect to this Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.

(bb)
Representations Regarding U.S. Tax Status.  For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:  Counterparty is a corporation and is a “United States person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations promulgated pursuant to the Code), for United States federal income tax purposes.  For the purpose of Section 3(f) of the Agreement, Dealer makes the following representation to Counterparty:  The Transaction entered into by Dealer, acting as intermediary for Deutsche Bank AG, New York Branch, through a discretionary agent in the United States, will be treated, solely for United States federal income tax purposes, as entered into by a United States corporation.

(cc)
Tax Forms.  Counterparty shall deliver to Dealer a complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto):  (i) upon execution and delivery of this Confirmation; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.  Dealer shall deliver to Counterparty a complete and duly executed United States Internal Revenue Service Form W-8IMY (or successor thereto), with any required attachment:  (i) upon execution and delivery of this Confirmation; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

(dd)
Deduction or Withholding for Tax. Sections 2(d)(i), 2(d)(i)(4), 2(d)(ii)(1) and the definition of “Tax” in the Agreement are hereby amended by replacing the words “pay”, “paid”, “payment” or “payments” with the words “pay or deliver”, “paid or delivered”, “payment or delivery” or “payments or deliveries”, respectively.

(ee)
U.S. Resolution Stay Protocol.  The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.  “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(ff)
Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI.  In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through DBSI.

(gg)
ISDA Resolution Stay Jurisdictional Modular Protocol. Subject to the below, the terms of the German Jurisdictional Module as published by the International Swaps and Derivatives Association on 28 June 2016 and the ISDA Resolution Stay Jurisdictional Modular Protocol as published by the International Swaps and Derivatives Association on 3 May 2016 (together the “Jurisdictional Module”) are, mutadis mutandis, incorporated by reference, into the Agreement as though such terms were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references. For purposes of the Jurisdictional Module:

(a)	References to the “Module Adhering Party” shall be deemed to be references to the Counterparty;

(b)	The Dealer shall be deemed a “Regulated Entity”;

(c)	References to the “Adherence Letter” shall be deemed to be references to the Agreement;

(d)	References to the “Implementation Date” shall be deemed to be references to the date of the Agreement; and

(e)	the Agreement shall be deemed a “Covered Agreement”

(hh)
2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment.  In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 10(hh) (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement.  For the purposes of this Section 10(hh):

(a)	Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

(b)
Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(c)	The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, Tokyo and Singapore and in relation to Counterparty are New York;

(d)	The provisions in this paragraph shall survive the termination of this Transaction.

(e)	The following are the applicable email addresses.

Portfolio Data:	Dealer: collateral.disputes@db.com

Counterparty: craig.wert@vonage.com

Notice of discrepancy:	Dealer: collateral.disputes@db.com

Counterparty: craig.wert@vonage.com

Dispute Notice:	Dealer: collateral.disputes@db.com

Counterparty:craig.wert@vonage.com

(ii)	NFC Representation Protocol.

(i)
The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol.  In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 10(ii) (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement.

(ii)
Counterparty confirms that it enters into the Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol).  Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(jj)
Transaction Reporting - Consent for Disclosure of Information.  Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i)
to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or

(ii)
to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

[Signature page follows]

EXECUTION VERSION

Please confirm that the foregoing correctly sets forth the terms of our agreement by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to Dealer. Dealer will make the time of execution of the Transaction available upon request.

Dealer is authorised for the conduct of certain activities by the Prudential Regulation Authority.  It is subject to limited regulation by the Financial Conduct Authority and by the Prudential Regulation Authority.

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Faiz Khan
Name:	Faiz Khan
Title:	Managing Director

By:	/s/ John O’Dowd
Name:	John O’Dowd
Title:	Attorney in Fact

DEUTSCHE BANK SECURITIES INC.,

acting solely as Agent in connection with the Transaction

By:	/s/ Faiz Khan
Name:	Faiz Khan
Title:	Managing Director

By:	/s/ John O’Dowd
Name:	John O’Dowd
Title:	Director

Accepted and confirmed

as of the Trade Date:

VONAGE HOLDINGS CORP.
By:	/s/ David T. Pearson
Authorized Signatory
Name:	David T. Pearson

Chairman of the Supervisory Board: Paul Achleitner.
Management Board: Christian Sewing (Chairman), Garth Ritchie, Karl von Rohr, Frank Kuhnke, Stuart Lewis, Sylvie Matherat, James von Moltke, Werner Steinmüller, Frank Strauß.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank and the BaFin, Germany’s Federal Financial Supervisory Authority) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by the BaFin, and is subject to limited regulation in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority.

Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany, Local Court of Frankfurt am Main, HRB No. 30 000; Branch Registration in England and Wales BR000005 and Registered Address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. (Details about the extent of our authorisation and regulation in the United Kingdom are available on request or from www.db.com/en/content/eu_disclosures.htm)